Exhibit 99.1

News Release

For Release July 21, 2010
12:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Second Quarter Earnings and Cash Dividend

Lexington, SC — July 21, 2010  Today, First Community Corporation (FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the second quarter of 2010.  Net income available to common shareholders for the quarter was $309 thousand, as compared to $249 thousand in the second quarter of 2009, an increase of 24.10%.  Diluted earnings per common share increased from $.08 to $.10 during these same respective periods.  Year-to-date 2010 net income available to common shareholders was $732 thousand compared to $657 thousand during the first six months of 2009, an increase of 11.4%.  Diluted earnings per share for the first half of 2010 were $.23 an increase of 15% over the same period in 2009 which produced diluted earnings per share of $.20.

Capital and Cash Dividend

During the second quarter of 2010, all of the Company’s regulatory capital ratios continued to increase.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At the end of the second quarter, the Company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.73%, 12.97% and 14.15%, respectively.  This compares to the same ratios as of March 31, 2010, of 8.72%, 12.53% and 13.69%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the Company’s wholly owned subsidiary, First Community Bank, were 8.27%, 12.22% and 13.41%, respectively, as of June 30, 2010.  Further, the Company’s ratio of tangible common equity to tangible assets continued its growth, increasing from 4.88% at March 31, 2010, to 4.97% as of June 30, 2010.  The Company has previously noted that, in the current regulatory environment with a heightened emphasis for banks to have less leverage and higher levels of capital, capital planning will continue to be a focus for the Company.

The Company also announced that the Board of Directors has approved a cash dividend for the second quarter of 2010.  The Company will pay a $.04 per share dividend to holders of the Company’s common stock.  This dividend is payable August 16, 2010, to shareholders of record as of August 2, 2010.

Asset Quality

Non-performing assets were 1.91% ($11.6 million) of total assets at the end of the quarter.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which we believe to be in excess of 4.00%.  The increase in non-performing assets during the second quarter is primarily related to three loans, which were placed on non-accrual.  These loans, which now have a balance of $3.3 million, were written down by $290 thousand to reflect the current appraised value of the underlying real estate collateral.

Trouble debt restructurings, that are still accruing interest, total $3.8 million.  Fifty-eight percent (58%) of this amount is one loan which is secured by a combination of marketable securities and commercial real estate.

Additionally, it should be noted that loans past due 30-89 days decreased from $3.6 million (1.05% of loans) as of March 31, 2010 to $2.2 million (0.65% of loans) as of June 30, 2010.

The Company’s investment portfolio includes securities that were rated AAA at the time of purchase, but have since been downgraded below investment grade by the rating agencies.  These downgrades have been primarily driven by the impact of the economic recession and the stress on the residential housing sector.  The ratings do not reflect the discounted purchase price paid by the Bank and; therefore, only reflect the rating agencies’ analysis of the performance of the security overall and not the actual risk of loss to the Bank.  The Company’s analysis, which includes an independent third-party valuation, identified other than temporary impairment (OTTI) charge to earnings of $98 thousand on its non-agency mortgage backed securities and a $118 thousand OTTI charge related to a pooled trust preferred security owned in its portfolio.

Balance Sheet

The Company’s success in growth of core deposits continued in the second quarter of 2010.  Core deposits grew by $6.6 million, a 7.2% annualized rate of increase.  During the last twelve months, the company has grown core deposits by $47.8 million, which is a 14.49% growth rate.  Core accounts (checking and savings) have increased by 951 accounts during that same period of time.

The loan portfolio contracted by $4.7 million (1.4%) during the quarter, although the bank had commercial and consumer loan production of $9.5 million.

The Company continued to move forward with its previously announced strategy to improve the mix of the overall balance sheet.  During the second quarter, funds available from the core deposit growth and cash flow from the investment portfolio allowed the Company to reduce the balances in brokered and jumbo CDs, a key part of this strategy.  Remaining brokered CDs of $4.9 million represent only 1.10% of total deposits.

Mr. Crapps noted, “We continue to be very focused on serving our target market of local businesses and professionals.  We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace.  We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow our core deposits and loans without substantially increasing our overall total assets.  This strategy is important to our net interest margin and preservation of regulatory capital ratios.”

Net Interest Income/Net Interest Margin

Net interest income increased by $143 thousand (3.3%) on a year over year basis.  Year-over-year, the net interest margin increased during the quarter to reach 3.25%, which represents a 21 basis point improvement.  As previously forecasted, the net interest margin declined on a linked quarter basis.  Mr. Crapps commented, “This decline in the net-interest margin for the second quarter, as compared to the first quarter of 2010, is the result of moves made in the investment portfolio to better position our company for rising interest rates.

Non-Interest Income

Non-interest income in the second quarter showed an increase on a linked quarter basis driven primarily by increased residential mortgage originations fees and gains on the sale of securities.  These increases were partially offset by a higher fair value loss adjustment on the interest rate swap and greater OTTI as discussed above.  The fair value loss is related to the value of an interest swap purchased in October 2008 to mitigate the impact to the company of rising interest rates.

Non-interest income for the second quarter of 2010 shows a decrease when compared to the second quarter of 2009.  This decrease is driven primarily by the above referenced fair value loss adjustment and the higher OTTI.

Non-Interest Expense

Non- interest expense was $4.2 million in the second quarter of 2010, which is nearly unchanged from the first quarter of 2010.  Mr. Crapps commented, “We remain very disciplined in our focus on operating as efficiently as possible.  We have applied additional human resources to certain compliance and reporting matters and look forward to the reduction in other real estate expense as we move through this credit cycle.”

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2010	2009	2010	2009	2010	2009

Interest Income	$6,869	$7,662	$7,155	$7,919	$14,024	$15,581
Interest Expense	2,404	3,340	2,448	3,609	4,852	6,949
Net Interest Income	4,465	4,322	4,707	4,310	9,172	8,632
Provision for Loan Losses	580	941	550	451	1,130	1,392
Net Interest Income After Provision	3,885	3,381	4,157	3,859	8,042	7,240
Non-interest Income:
Deposit service charges	478	576	485	556	963	1,132
Mortgage origination fees	225	246	124	217	349	463
Investment advisory fees and non-deposit commissions	160	103	174	149	334	252
Gain (loss) on sale of securities	104	9	2	354	106	363
Fair value gain (loss) adjustment	(247)	230	(196)	21	(443)	251
Other-than-temporary-impairment write-down on securities	(216)	(85)	(143)	(657)	(359)	(742)
Other	425	423	376	408	801	831
Total non-interest income	929	1,502	822	1,048	1,751	2,550
Non-interest Expense:
Salaries and employee benefits	2,178	2,127	2,127	2,013	4,305	4,140
Occupancy	292	289	314	300	606	589
Equipment	295	304	288	319	583	623
Marketing and public relations	105	55	91	107	196	162
FDIC assessment	209	566	204	121	413	687
Other real estate expenses	103	30	190	85	293	115
Amortization of intangibles	155	155	155	155	310	310
Other	868	903	817	924	1,685	1,827
Total non-interest expense	4,205	4,429	4,186	4,024	8,391	8,453
Income before taxes	609	454	793	883	1,402	1,337
Income tax expense	134	40	204	311	338	351
Net Income	475	414	$589	$572	$1,064	$986
Preferred stock dividends	166	165	166	164	332	329
Net income available to common shareholders	$309	$249	$423	$408	$732	$657

Per share data:
Net income, basic	$0.10	$0.08	$0.13	$0.13	$0.23	$0.20
Net income, diluted	$0.10	$0.08	$0.13	$0.13	$0.23	$0.20

Average number of shares outstanding - basic	3,243,548	3,239,863	3,238,046	3,231,411	3,240,803	3,235,660
Average number of shares outstanding - diluted	3,243,548	3,239,863	3,238,046	3,231,411	3,240,803	3,235,660

Return on average assets	0.20%	0.15%	0.39%	0.25%	0.24%	0.20%
Return on average common equity:	3.96%	1.74%	7.71%	2.86%	4.74%	2.30%
Return on average common tangible equity:	4.13%	3.62%	8.08%	5.88%	4.95%	4.76%
Net Interest Margin (non taxable equivalent)	3.23%	3.02%	3.44%	3.05%	3.34%	3.03%
Net Interest Margin (taxable equivalent)	3.25%	3.04%	3.46%	3.08%	3.36%	3.06%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At June 30,		December 31,
	2010	2009	2009

Total Assets	$606,411	$650,679	$605,827
Other short-term investments (1)	$30,166	24,257	14,092
Investment Securities	185,837	216,837	195,844
Loans	337,507	331,761	344,187
Allowance for Loan Losses	4,838	4,147	4,854
Total Deposits	459,485	433,646	449,576
Securities Sold Under Agreements to Repurchase	14,811	25,220	20,676
Federal Home Loan Bank Advances	68,993	102,415	73,326
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	42,275	67,345	41,440

Book Value Per Common Share	$9.59	$17.40	$9.38
Tangible Book Value Per Common Share	$9.23	$8.29	$8.92
Equity to Assets	6.97%	10.35%	6.84%
Tangible common equity to tangible assets	4.97%	4.33%	4.80%
Loan to Deposit Ratio	73.45%	76.51%	76.56%
Allowance for Loan Losses/Loans	1.43%	1.25%	1.41%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:
Leverage Ratio	8.73%	8.16%	8.41%
Tier 1 Capital Ratio	12.97%	11.90%	12.41%
Total Capital Ratio	14.15%	12.87%	13.56%

Average Balances:

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Average Total Assets	$608,596	$652,637	$607,804	$653,420
Average Loans	339,864	332,029	341,701	332,216
Average Earning Assets	554,678	574,207	554,473	573,574
Average Deposits	460,359	433,327	456,365	432,329
Average Other Borrowings	101,019	145,073	104,464	146,603
Average Shareholders’ Equity	42,248	68,133	42,121	68,462

Asset Quality
Nonperforming Assets:
Non-accrual loans	$6,867	$6,381	$6,867	$6,381
Other real estate owned	4,742	1,127	4,742	1,127
Accruing loans past due 90 days or more	—	—	—	—
Total nonperforming assets	$11,609	$7,508	$11,609	$7,508

Loans charged-off	$623	$834	$1,177	$1,861
Overdrafts charged-off	8	15	21	36
Loan recoveries	(19)	(25)	(42)	(50)
Overdraft recoveries	(2)	(6)	(10)	(21)
Net Charge-offs	$610	$818	$1,146	$1,826
Net charge-offs to average loans	0.18%	0.25%	0.33%	0.55%

Post Office Box 64 / Lexington, SC 29071